Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 10/02/2012
FILED 02:56 PM 10/02/2012
SRV 121091155 – 5221555 FILE
CERTIFICATE OF FORMATION OF
Chase Auto Receivables LLC
1. The name of the limited liability company is Chase Auto Receivables LLC .
2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Chase Auto Receivables LLC this 2nd day of October , 2012 .
Authorized Person
DE083 - 2/20/07 CT System Online